TCI INTERNATIONAL, INC.                             EXHIBIT 10.7
EMPLOYEE STOCK OWNERSHIP PLAN

The TCI International, Inc. Employee Stock Ownership Plan (the "Plan"), as of October 1, 1975, restated in its entirety effective October 1, 1992, in order to comply with applicable requirements of the Federal tax laws and regulations, is hereby amended, effective as of January 1, 1994, as follows:

1.  Section 1.08 is hereby restated in its entirety as follows:

l.08 Compensation shall mean (I) all compensation, wages and earnings paid to a Participant during the Plan Year, whether in cash or property, for services performed while an employee, but only to the extent such compensation, wages and earnings constitute wages within the meaning of Code
Section 3401(a) which are reportable on Form W-2 or other compensation for which the Participant must be furnished with a written statement under Code Section 6041(d) or 6051(a)(3), plus (I1) any elective pre-tax contributions made on the Participant's behalf under the Section 401(k) Plan, and
(III) any other elective pre-tax contributions made on the Participant's behalf pursuant to salary deferral or reduction arrangements maintained by one or more Affiliated Companies under Code Sections 125, 401(k), 408(k) and 403(b).
Not more than Two Hundred Thousand Dollars ($200,000) of Compensation shall be taken into account per Employee for any Plan Year beginning before December 31, 1993, subject to cost-of-living adjustments authorized from time to time by the Secretary in addition to any other applicable limitations set forth in the Plan and notwithstanding any other provisions of the Plan to the contrary, for Plan Years beginning on or after January 1, 1994, the annual dollar amount of Compensation taken into account under the Plan per Employee shall not exceed the OBRA 93 annual compensation limit. The OBRA 93 limit shall be one Hundred Fifty Thousand Dollars ($150,000.00), as adjusted from time to time for increases in the cost of living in accordance with Code
Section 401(a)(17)(B). The cost-of-living adjustment in effect for a calendar year shall apply to any period (not exceeding twelve (12) months) over which Compensation is to be determined (the determination period") beginning in such calendar year.
Should the determination period consist of less than twelve (12) months, then the OBRA 93 annual compensation limit shall be multiplied by a fraction, the numerator of which is the number of months in the determination period and the denominator of which is twelve (12). For Plan Years beginning on or after January 1, 1994, any reference in the Plan to the limitation under Code Section 401(a)(17) shall mean the OBRA 93 annual compensation limit set forth above.

Compensation shall be relevant for certain designated purposes under the Plan. Included among such purposes are (i) the identification of Highly Compensated Employees, and (ii) the determination of whether the Participating company contributions under the Plan discriminate in favor of such Highly Compensated employees. The following additional rules shall be applicable in determining Compensation in such clause (i) and clause (ii) specified purposes:

(A) Each Highly Compensated Employee who is either a five percent (5%) owner (as determined under Code Section 416(i)(1)) of any Affiliated Company or among the ten (10) highest paid individuals on the basis of his own compensation shall, together with his Family Member, be treated as a single Highly Compensated Employee under the Plan, and the Compensation of such single Employee shall be deemed to include the Compensation of the Highly Compensated Employee and his Family Members.

(B) In applying the Compensation limit of Code Section 401(a)(17), as set forth above, any Highly Compensated Employee who is a five percent (5%) owner or among the ten (10) highest-paid individuals on the basis of his own Compensation shall, together with his spouse and any lineal descendants who have not attained age nineteen (19) by the close of the Plan Year in question, be treated as a single employee under the Plan.

2.  Section 1.12 is hereby restated in its entirety as follows

1.12 Eligible Earnings shall mean (i) all direct and current cash compensation which a participating company pays to an Eligible Employee while a Participant in the Plan, including base salary, overtime payments and bonuses (except to the extent specifically excluded below), (ii) the selective pre-tax contributions made on behalf of such Eligible Employee to the Section 401(k) Plan and (iii) any other pre-tax elective contributions made on behalf of such Eligible Employee pursuant to salary deferral or reduction arrangements maintained by one or more Affiliated Companies under Section 125 or 408(k) of the code. Not more than Two Hundred Thousand Dollars ($200,000) of Eligible Earnings shall be taken into account per Employee for any Plan Year beginning before December 31, 1993, subject to cost-of-living adjustments authorized from time to time by the secretary. In addition to any other applicable limitations set fourth in the Plan are notwithstanding any other provisions of the Plan to the contrary, for Plan Years beginning on or after January 1, 1994, the annual dollar amount of Eligible Earnings taken into account under the Plan per Employee shall not exceed the limitation under Code Section 401 (a) (17).

Under no circumstances shall the Eligible Earnings of any individual include
(i) any remuneration paid to the Employee prior to the commencement of such individuals participation in the Plan, (ii) any commissions paid to such individual or any foreign travel allowances provided such individual, whether or not such allowances are reportable as W-2 wages, (iii) any remuneration paid in the form of reimbursed moving and relocation expenses or home mortgage differential payments or any income reportable by reason of automobile allowances provided by one or more Affiliated Companies, (iv) any income realized upon exercise of nonqualified stock options or upon disqualifying dispositions of stock acquired under incentive stock options,
(v) any income recognized by the Employee under Code Section 79 by reason of group-term life insurance coverage in excess of Fifty Thousand Dollars
($50,000 00), (vi) any Participating Company contributions made to this Plan, and (vii) any Affiliated Company contributions made to any other pension, profit sharing, stock bonus, group insurance or other employee welfare plan (other thanelective pre-tax contributions to the Section 401(k) Plan). Effective as of October 1, 1992 for Employees of Technology For Communications International and effective as of October 1, 1993 for Employees Of
BR Communications, overtime payments and field bonuses shall be taken into account as Eligible Earnings only to the extent that such overtime payments and field bonuses do not, when added to all other Eligible Earnings paid to the Eligible Employee for the Plan Year, cause such individuals Eligible
Earnings for that Plan Year to exceed twenty-five thousand dollars
($25,000 00).

The following additional rules shall be applicable in determining an individual's Eligible Earnings under the Plan:

(A) Each Highly Compensated Employee who is either a five percent (5%) owner (as determined under Section 416(i)(1) Of the Code) of any Affiliated Company or among the ten (10) highest paid individuals on the basis of Compensation (as determined under Section 1.8) shall, together with his spouse and any lineal descendants who have not attained age nineteen (19) by the close of the Plan Year in question, be treated as a single Employee unit under the Plan, and the Eligible Earnings of such single Employee unit shall be deemed to include the Eligible Earnings of such Highly Compensated Employee and his spouse and lineal descendants who have not attained age nineteen (19) by the close of such Plan Year.

(B) Not more than Two Hundred Thousand Dollars ($200,000) (or when applicable the limitation under Code Section 401(a)(17)) of Eligible Earnings shall be taken into account per Employee Unit under subparagraph (A) per Plan Year, subject to cost-of-living adjustments authorized from time- to-time pursuant to Code Section 415(d).

(C) The Eligible Earnings determined for each Employee unit pursuant to subparagraphs (A) and (B) above shall serve as the basis for calculating the aggregate amount of the Participating Company contributions and Forfeitures to be allocated to the members of the unit in accordance with Section 4.2 of the Plan. The allocation of such aggregate amount to the individual members of the Employee unit shall be in proportion to the Eligible Earnings of the unit apportioned to each such member. Such apportionment shall be effected among the individual members in proportion to the dollar amount of their separate Eligible earnings measured prior to imposition of the subparagraph (B) limitation above.

(D) For purposes of calculating the Excess Earnings of each individual member of the Employee unit in connection with the Step Three allocation of Participating Company contributions to be made for the Plan Year under
Section 4.2, the amount of the Eligible Earnings for the Plan Year apportioned to each such individual under subparagraph (C) shall be reduced by the Taxable Wage Base in effect under Section 4.2 for such Plan Year.

The following rules shall be applicable to the calculation of Eligible Earnings each Plan Year to assure that the definition of Eligible Earnings does not discriminate in favor of Participants who are treated as Highly Compensated Employees for the Plan Year in question:

(A) The Eligible Earnings Percentage (as defined below) for Qualified Participants who are treated as Highly Compensated Employees for such Plan Year must not be more than the Eligible Earnings Percentage for all other
Qualified Participants.

(B) The Eligible Earnings Percentage for each group of Qualified Participants shall be the average of the ratios (calculated separately for each Qualified Participant in such group) of (i) the Eligible Earnings of each Qualified Participant in such group to (ii) the Compensation paid to such Qualified Participant for the Plan Year. Qualified Participants within each group shall be determined in accordance with the definitional provisions Of Section 4.2 of the Plan.

(C) Should the Eligible Earnings Percentage for Qualified Participants who are treated as Highly Compensated Employees for the Plan Year exceed the Eligible-Earnings Percentage for all other Qualified Participants, then the Eligible Earnings Percentage for the latter group shall be increased until such percentage equals the Eligible Earnings Percentage for Qualified Participants within the group of Highly Compensated Employees. Such increase shall be effected first by increasing the Eligible Earnings Percentage for the Qualified Participant who has the lowest Eligible Earnings Percentage within the group of non-Highly Compensated Employees, by taking into account one or more items of such individual's Compensation for the Plan Year which would not otherwise be included within his Eligible Earnings, until such percentage equals the greater of (i) the increase in the Eligible Earnings Percentage for that individual necessary to allow the Eligible Earnings Percentage for all Qualified Participants within the group of non-Highly Compensated Employees to equal the Eligible Earnings Percentage for all Qualified Participants within the group of Highly Compensated Employees or (ii) the Eligible Earnings Percentage of the Qualified Participant who has the next lowest Eligible Earnings Percentage for the Plan Year, and then such process shall be repeated, for one or more additional Qualified Participants within the group of non-Highly Compensated Employees, in the order of their Eligible Earnings Percentages, beginning with the Qualified Participant within such group who has the next lowest Eligible Earnings Percentage, until the Eligible Earnings Percentage for that group of Qualified Participants equals the Eligible Earnings Percentage for Qualified Participants within the group of Highly Compensated Employees.

3.  Section 8.1(a) is hereby restated in its entirety as follows:

(a) The benefits to which a Participant becomes entitled under Article VII shall be distributed at such time as the Participant shall specify in his written election to the Administrator. Not less than thirty (30) days, nor more than ninety (90) days, prior to the date specified for the distribution, the Participant shall be provided with written information relating to (i) the material distribution available under the Plan, and (ii) his right to defer such distribution in accordance with the guidelines of this Section 8 1; provided, however, if the Administrator informs the Participant that the Participant has a right to a period of at least thirty (30) days after receiving the notice required under Section 1.411(a)-11(c) of the Income Tax Regulations to consider the decision of whether to elect a distribution
(and, if applicable, a particular distribution option), and the Participant, after receiving such notice, elects a distribution, then distribution may commence less than thirty (30) days after the required notice is provided to the Participant.

In no event shall any distribution be made to the Participant prior to his attainment of age sixty-five (65), unless the Participant's written consent to such distribution is obtained not more than ninety (90) days prior to the distribution data. However, if the aggregate vested balance credited to the Participant's Account is $3,000 or less at the time the Participant ceases Employee status, then such Accounts shall be distributed in one lump sum not later than sixty (60) days after the close of the plan Year in which such cessation of Employee status occurs, and the participant's consent shall not be required in connection with such distribution. In addition, no consent shall be required in connection with the distribution of benefits under the Plan to the Beneficiary of a deceased Participant or the alternate payee under a Qualified Domestic Relations Order issued to the Plan.

4.  Article VIII is hereby amended by the addition of the following new
Section 8.6:

8.6 Direct Rollover. Effective for distributions made on or after January 1, 1993, notwithstanding any provision of this Plan to the contrary that would other wise limit a Distributee's election under this Plan, a Distributee may elect, at the time and in the manner prescribed by the Administrator, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.
For these purposes, the following definitions apply:

(a) An Eligible Rollover Distribution is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies0 of the Distributee and the Distributee's designated Beneficiary, or for a specified period of 10 years or more; any distribution to the extent that distribution is required under
Section 401(A) (9) of the Code; and the portion of any income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

(b) An Eligible Retirement Plan is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code
Section 408(b), an annuity plan described in Code Section 403(a), or a qualified trust described in Code Section 401(a), that accepts the Distributee's Eligible Rollover Distribution. However, in the case of an Eligible
Rollover Distribution to the surviving spouse an Eligible Retirement Plan is an individual retirement account or individual retirement annuity.

(c) A Distributee includes an Employee or former Employee. In addition, the Employee's or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a Qualified Domestic Relations Order, as defined in Code Section 414(p), are Distributees with regard to the interest of the spouse or former spouse.

(d) A Direct Rollover is a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

5.  Section 17.3(b) is hereby restated in its entirety as follows:

(b) The Top Heavy Contribution on behalf of each Eligible Participant shall be in a minimum amount which, when added to such Participant's allocable share of
(i) the Participating Companycontributions and Forfeitures under Section 4.2 for such Plan Year, (ii) the matching contributions made to the Section
401(k) Plan and (iii) the Affiliated Company contributions and forfeitures under any other Plan, represent a percentage of his Remuneration for such Plan Year which is at least equal to the lesser of (a) three percent (3%) or (b) the percentage of Remuneration represented by the aggregate amount of Participating Company contributions and forfeitures under this Plan, pre-tax elective and matching contributions under the Section 401(k) Plan and all Affiliated
Company contributions and forfeitures under any other Plan which is allocated for such Plan Year to the Accounts of the Key Employee for whom such aggregate percentage is the highest for such Plan year, taking into account only the first $200,000 of his Remuneration (subject to future cost-of-living adjustments pursuant to Code Section 415(d) (2)) or when applicable the limitation under Code Section 401(a) (17)).

6. Except as modified by this Plan Amendment, all the terms and provisions of the Plan (as restated effective October 1, 1992) shall continue in full force and effect.

IN WITNESS WHEREOF, TCI International, Inc. Employee Stock Ownership Plan has caused this instrument to be executed on its behalf by its duly authorized officer as of the date set forth above.

TCI INTERNATIONAL, INC.

By:  /s/ Calvin L. Breed

Title:  Treasurer